EXHIBIT 7


                         OPTION EXERCISE AGREEMENT

          AGREEMENT dated as of August 30, 1996 between C-TEC Corporation, a Pennsylvania corporation ("C-TEC"), and RCN Corporation, a Delaware corporation ("RCN").

                           W I T N E S S E T H:

          WHEREAS, C-TEC and RCN are parties to a Stock Purchase Agreement dated as of March 27, 1996 (the "SPA"; capitalized terms used but not defined herein shall have the meanings set forth in the SPA) pursuant to which RCN agreed to purchase, and C-TEC agreed to sell, the UrbanNet Business and the CIT Businesses;

          WHEREAS, on April 1, 1996, RCN acquired legal title to the UrbanNet Business from C-TEC for $17,500,000 in cash in a transaction defined in the SPA as the "First Closing";

          WHEREAS, the closing of the acquisition of the CIT Businesses (defined in the SPA as the "Second Closing") was subject to certain conditions and has not been consummated;

          WHEREAS, C-TEC has the option, at its election, to effect a rescission of the First Closing by exercising the option granted to it under
Section 10.01(a) of the SPA (the "Option") on the terms and subject to the conditions set forth in the SPA if, among other things, the C-TEC Board of Directors determines not to proceed with certain specified types of restructuring transactions regarding C-TEC;

          WHEREAS, the SPA provides that if C-TEC elects to rescind the First Closing pursuant to the exercise of the Option, then C-TEC has the right and the obligation to purchase RCN's interest in Freedom L.L.C., a New York limited liability company ("Freedom"), and all related rights and liabilities (collectively, the "Freedom Interest") on the terms and subject to the conditions set forth in the SPA;

          WHEREAS, on August 8, 1996, the C-TEC Board of Directors determined (the "August 8 Determination") not to proceed with its previously announced plan to sell its domestic cable television operations to a third party and, in connection therewith, to spin-off its local telephone operations to its shareholders;

          WHEREAS, C-TEC and RCN agree that the August 8 Determination should be treated as a determination that results in C-TEC having the right to rescind the First Closing pursuant to the exercise of the Option;

          WHEREAS, C-TEC desires to exercise the Option in order to rescind the First Closing and to purchase the Freedom Interest;

          WHEREAS, in connection therewith C-TEC and RCN desire to enter into this Agreement; and

          WHEREAS, the Special Committee has approved the exercise of the Option and the terms and conditions of this Agreement;

          NOW, THEREFORE, the parties hereto agree as follows:

          1. The Second Closing will not be consummated, and all rights and obligations of the parties under the SPA with respect thereto are hereby terminated.

          2. The parties acknowledge and agree that the August 8
Determination will be treated as a determination that results in C-TEC being entitled to exercise the Option. C-TEC hereby elects to exercise the Option in order to rescind the First Closing and to purchase the Freedom Interest, on the terms and subject to the conditions set forth in the SPA and this Agreement. The parties agree that the rescission of the First Closing and the purchase of the Freedom Interest (collectively, the "Third Closing") will take place on the same date (the "Third Closing Date").

          3. RCN represents and warrants that from the date of each applicable Closing to the date hereof it has complied with its obligations under Section 10.01(e) of the SPA in respect of the UrbanNet Business and the Freedom Interest; provided that RCN has loaned to Freedom $1,500,000, which loan is evidenced by a note (the "Freedom Note").

          RCN covenants that it will comply with Section 10.01(e) of the SPA in respect of the UrbanNet Business and the Freedom Interest from the date hereof to the Third Closing Date.

          RCN represents and warrants that the Repurchase Price
Certificate set forth as Exhibit I hereto, which has been calculated as of the date hereof, is true and correct.

          RCN represents and covenants that there is not and will not be any liability of RCN or any of its ERISA Affiliates in connection with any plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, whether for taxes, funding, benefits or otherwise, which liability could become a liability of C-TEC or any of its ERISA Affiliates, other than any liability arising in connection with any plan administered, maintained or contributed to by C-TEC or any of its subsidiaries or any of the UrbanNet Companies. "ERISA Affiliate" of any person means any other person which, together with such person, would be treated as a single employer under
Section 414 of the Code.

          4. The Third Closing will occur as set forth in Section
10.01(c) of the SPA with respect to the UrbanNet Business and the Freedom Interest provided that the purchase and sale of the Freedom Interest will, for purposes of the last paragraph of Section 10.01(c), be effected as follows:
(i) C-TEC will deliver to RCN an amount of cash equal to the Freedom Price by wire transfer in immediately available funds to an account in the United States, which account shall be designated by RCN no later than two business days prior to the Third Closing Date, (ii) RCN will deliver or cause to be delivered to C-TEC good and valid title to the following free and clear of any Lien other than Liens arising under the limited liability company operating agreements with respect to Freedom and, if LVE, L.L.C. ("LVE") exists at such time, LVE: (A) RCN's 80.1% interest in Freedom, (B) if LVE exists at such time, RCN's 19.9% interest in LVE and (C) the Freedom Note and (iii) RCN will assign to C-TEC, and C-TEC will accept and assume, all related rights and obligations of RCN. For purposes hereof, the term "Freedom Price" means an amount equal to the sum of (1) the purchase price with respect to the Freedom Interest determined in accordance with the SPA, (2) $405,062, which is the amount of the fees and expenses incurred by RCN and its affiliates (other than the UrbanNet Companies) in connection with the acquisition by RCN of the Freedom Interest, and (3) the amount of the Freedom Note plus accrued interest thereon to the Third Closing Date (the amount of the Freedom Note plus accrued interest thereon to the date hereof is shown on Exhibit II hereto). In lieu of wire transfers, the parties may agree to any other form of transfer that effects the same monetary exchange.

          5. Simultaneously with the Third Closing, C-TEC will purchase from RCN, and RCN will sell to C-TEC, all of the outstanding capital stock of
(i) RCN Corporate Services, Inc., a New Jersey corporation ("Corporate"), for $1,000 in cash and (ii) RCN Financial Services, Inc., a New Jersey corporation ("Financial"), for $1,000 in cash. The closing purchase and sale of the capital stock of Corporate and Financial is referred to herein as the "C/F Closing". At the C/F Closing, (A) C-TEC shall deliver to RCN $2,000 by wire transfer in immediately available funds to an account in the United States, which account shall be designated by RCN no later than two business days prior to the date of the Repurchase Closing, and (B) RCN shall deliver or cause to be delivered to C-TEC good and valid title to all of the capital stock of the Corporate and Financial free and clear of any Lien.

          6. The parties acknowledge their obligations under the second paragraph of Section 10.01(c) of the SPA to use their reasonable best efforts both to satisfy all applicable regulatory requirements and to obtain all third-party approvals necessary to consummate the Third Closing as promptly as practicable. The Third Closing will be consummated promptly after all material regulatory requirements and third party consents have been satisfied or obtained, as applicable. If the Third Closing cannot be effected within 90 days of the date hereof for any reason, the parties agree to negotiate in good faith to enter into an alternative arrangement to effect the intent of this Agreement as nearly as is possible under the relevant circumstances.

          7. The parties agree that the exercise of the Option is to be treated as a rescission of the First Closing and that any sale or transfer effected by the First Closing shall be treated as null and void and as having no effect for all income tax purposes. The parties further agree to report the transactions contemplated hereby on a basis consistent in all respects with the preceding sentence. Pursuant to the foregoing, RCN represents and covenants that C-TEC will not have, solely as a result of the First Closing or the performance by C-TEC of any of its obligations under the SPA, any liability for Taxes of any member (other than any UrbanNet Company) of any affiliated group (as defined under Section 1504 of the Code or any similar provision of state, local or foreign law) of which RCN is a member.

          8. Prior to the Third Closing, the SPA will remain in full force and effect, except to the extent the provisions thereof are inconsistent with the terms of this Agreement. Effective upon the Third Closing, the SPA will terminate and neither party to the SPA will have any liability or further obligation with respect thereto, except as provided in Sections 6.01 and 14.02 thereof; provided, however, that no such termination of the SPA shall relieve either party of liability for a willful breach of any provision of the SPA occurring before such termination. Each party represents and warrants that as of the date hereof, it has no knowledge of any willful breach of any provision of the SPA by either party. Effective upon the Third Closing, the parties will cause the Services Agreement to be terminated. The parties acknowledge that, as a result of treating any sale or transfer effected by the First Closing as null and void, the Transferred Employees, solely by reason of the First Closing, have not been and will not be vested in their accrued benefits under the Pension Plan or in their account balances under the Individual Account Plan.

           9. C-TEC may assign to any wholly owned subsidiary its rights and obligations with respect to (i) the purchase of the Freedom Interest under the SPA and this Agreement or (ii) the purchase of the capital stock of Corporate and Financial under this Agreement, provided that no such assignment will relieve C-TEC of its obligations with respect thereto.

          10. The provisions of Article XIV of the SPA will apply to this Agreement mutatis mutandis.


          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                    RCN CORPORATION


                                    By:   /s/ Matthew J. Johnson
                                       -----------------------------
                                         Name:   Matthew J. Johnson
                                         Title:  Vice President



                                    C-TEC CORPORATION


                                    By:  /s/  Michael J. Mahoney
                                       -----------------------------
                                         Name:   Michael J. Mahoney
                                         Title:  President




                                                                    EXHIBIT 1

UrbanNet
                              1-Apr-96    30-Apr-96    31-May-96    30-Jun-96    31-Jul-96    15-Aug-96    30-Aug-96      Total
                            ----------   ----------   -----------  ----------   -----------   ---------    ---------   ----------

UrbanNet Purchase Price     17,500,000                                                                                 17,500,000
Contributions                8,100,000            -            -            -            -    2,100,000            -   10,200,000
Distributions                        -            -            -            -            -            -            -            -
Cumulative Investment       25,600,000   25,600,000   25,600,000   25,600,000   25,600,000   27,700,000   27,700,000
Rate of Return
  Interest (7.0%)                           142,378      152,197      147,288      152,197       73,644       79,685      747,389
                                                                                                                       ----------
UrbanNet Repurchase Price                                                                                              28,447,389
                                                                                                                       ==========

Freedom Interest
                  5-Mar-96   19-Mar-96   1-Apr-96 30-Apr-96 31-May-96  30-Jun-96  31-Jul-96  15-Aug-96   30-Aug-96      Total
                 ---------- ----------  --------- --------- ---------  ---------  ---------  ---------- ----------- -------------

Investments      27,000,000          -          -         -         -          -          -           -           -    27,000,000
Cumulative
 Investment      27,000,000 27,000,000 27,000,000 27,000,00 27,000,00 27,000,000 27,000,000  27,000,000  27,000,000
Rate of Return
 Interest (7.0%)                72,493     67,315   150,164   160,521    155,342    160,521      77,671      77,671       921,699
                                                                                                                       ----------
Freedom Interest
  Purchase Price                                                                                                       27,921,699
                                                                                                                       ==========

                                                                    EXHIBIT 2

Freedom Note
                          19-Mar-96   1-Apr-96   30-Apr-96   31-May-96   30-Jun-96   31-Jul-96   15-Aug-96   30-Aug-96     Total
                          ---------   ---------  ----------  ----------  ---------   ---------   ---------   ---------   ---------
Loans                       500,000          -           -           -           -           -   1,000,000           -   1,500,000
Outstanding Balance         500,000    500,000     500,000     500,000     500,000     500,000   1,500,000   1,500,000
Accrued Interest (7.0%)                  1,247       2,781       2,973       2,877       2,973       1,438       4,315      18,603